Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Pruco Life Insurance Company (the “Registration Statement”) of our report dated March 31, 2017, relating to the financial statements of The Pruco Life Insurance Company Variable Contract Real Property Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 31, 2017, relating to the financial statements and financial statement schedule of The Prudential Variable Contract Real Property Partnership, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2017